Exhibit 10.1

Execution Copy

AMENDED AND RESTATED ADVISORY AGREEMENT

This amended and restated advisory agreement (the “Agreement”), is effective as of November 1, 2015 among Morgan Stanley Smith Barney TT II, LLC, (formerly known as Morgan Stanley Managed Futures Transtrend II, LLC), a Delaware limited liability company (the “Trading Company”), Ceres Managed Futures LLC (formerly known as Demeter Management LLC), a Delaware limited liability company (the “Trading Manager”), and Transtrend B.V., a Dutch limited liability company (the “Trading Advisor”).

W I T N E S S E T H :

WHEREAS, the Trading Company has been organized pursuant to a Certificate of Formation filed with Secretary of State of the State of Delaware on March 26, 2007 (the “Certificate of Formation”) and an operating agreement (the “Operating Agreement”) to, among other things, directly or indirectly through a commodity trading advisor, trade, buy, sell, spread, or otherwise acquire, hold, or dispose of (i) futures, options, options on futures, swaps, swaps on futures, forward contracts, and other derivative, margined instruments, on foreign exchange (“FX”), interest rates, interest rate instruments, commodities, equity related indices and instruments, other indices, and other economic variables, and (ii) spot FX, in the case of either (i) or (ii) traded on exchanges, other trading venues and/or over-the-counter (“OTC”) markets (hereinafter referred to collectively as “futures interests;”) provided, however, such definition shall exclude securities futures products as defined by the Commodity Futures Trading Commission (“CFTC”), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto;

WHEREAS, the Trading Company is a commodity pool operated by the Trading Manager in which other commodity pool investment vehicles sponsored and/or managed by the Trading Manager and/or its Affiliates will invest (each such investment vehicle, a “Member,” and collectively, the “Members”);

WHEREAS, the Trading Company and the Trading Manager each desired the Trading Advisor to act as a trading advisor for the Trading Company and to make investment decisions with respect to futures interests for the Trading Company thus resulting in the Trading Company, the Trading Manager and the Trading Advisor having entered into an advisory agreement effective April 1, 2007 (the “Former Agreement”) which has been subject to various amendments, the most recent of which is dated December 3, 2014; and

WHEREAS, the Trading Company, the Trading Manager and the Trading Advisor wish to enter into this Agreement, among other things, in order to incorporate all amendments to the Former Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Undertakings in Connection with the Continuing Offering of Units.

(a) The Trading Advisor agrees with respect to the continuing offering of interests (“Units”) in the Members: (i) to make all disclosures regarding itself and the Trading Advisor Principals (as defined in Section 9(a)(iv), below), its trading performance, its trading systems, methods and strategies (subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Confidential Information (as defined in Section 1(c) hereof) concerning such systems, methods and strategies), any client accounts over which it has discretionary trading authority (other than the names of or identifying information with respect to any such clients), and otherwise, as the Members may reasonably require (x) in connection with any Member’s offering materials (collectively, the “Offering Memoranda”) as required by Rule 4.21 of the regulations under the Commodity Exchange Act (the “CEAct”), including in connection with any amendments or supplements thereto, or (y) to comply with any other applicable law or rule or regulation, including those of the CFTC, the National Futures Association (the “NFA”) or any other regulatory or self-regulatory body, exchange, or board with jurisdiction over its members (or to comply with the reasonable request of the aforementioned organizations); and (ii) to otherwise cooperate with the Trading Company, the Trading Manager and the Members by providing information regarding the Trading Advisor in connection with the preparation of the Offering Memoranda, including any amendments or supplements thereto, as part of making application for registration of the Units under the securities or blue sky laws of any jurisdictions, including foreign jurisdictions, as the Members may deem appropriate; provided that all such disclosures are subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Confidential Information concerning its clients, systems methods and strategies. As used herein, unless otherwise provided, the term “principal” shall have the meaning as defined in Rule 4.10(e) of the CFTC’s regulations and the term “Affiliate” of a person shall mean an individual or entity that directly or indirectly controls, is controlled by, or is under common control with, such person.

(b) If, while Units continue to be offered and sold, the Trading Advisor becomes aware of any materially untrue or misleading statement or omission regarding itself or any of the Trading Advisor Principals or Affiliates in the Disclosure Document (as defined in Section 18 hereof), or of the occurrence of any event or change in circumstances which would result in there being any materially untrue or misleading statement or omission in the Disclosure Document regarding itself or any of the Trading Advisor Principals or Affiliates, the Trading Advisor shall promptly notify the Trading Manager and shall cooperate with the Trading Manager in the preparation of any necessary amendments or supplements to the Offering Memoranda. Neither the Trading Advisor nor any of the Trading Advisor Principals or any stockholders, officers, directors, or employees shall distribute the Offering Memoranda or selling literature or shall engage in any selling activities whatsoever in connection with the continuing offering of Units except as may be specifically requested by the Trading Manager and agreed to by the Trading Advisor.

(c) For purposes of this Agreement, and notwithstanding any of the provisions hereof, all non-public information relating to the Trading Advisor including, but not limited to, records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading and risk models, techniques and procedures, past, current or future trading or position data, price and research software and databases, trading methodologies, systems, strategies and programs, trading advice, trading instructions, results of proprietary accounts, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Trading Advisor to the Trading Company, the Trading Manager, the Members and/or their respective officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (such officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons of the Trading Company, the Trading Manager and the Members each are hereinafter referred to as a “Recipient”), whether furnished before or after the date of this Agreement, and regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by the Trading Company, the Trading Manager, a Member or a Recipient of such information and which contain or are generated from such information, regardless of whether explicitly identified as confidential shall be confidential information and/or trade secrets and the exclusive property of the Trading Advisor (“Confidential Information”). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of acts by the

Trading Manager, the Trading Company, a Member or a Recipient in violation of this Agreement, (ii) is in the possession of the Trading Manager, the Trading Company, a Member or a Recipient prior to its disclosure pursuant to the terms hereof, (iii) is or becomes available to the Trading Manager, the Trading Company, a Member or a Recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal or fiduciary obligation of confidentiality prohibiting such disclosure, or (iv) that is independently developed by the Trading Manager, the Trading Company, a Member or a Recipient without use of the Confidential Information described in this Section 1(c), shall not be considered Confidential Information.

(d) The Trading Company and the Trading Manager each warrants and agrees that they and their respective officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) will protect and preserve the Confidential Information and shall disclose Confidential Information or otherwise make Confidential Information available only to the Trading Company’s or the Trading Manager’s officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors), who need to know the Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement or thereafter, or to the Trading Company, Trading Manager or a Recipient, as the case may be, or if required to disclose such Confidential Information due to a fiduciary obligation or legal or regulatory request. Additionally, the Trading Company and the Trading Manager each warrants and agrees that it and any Member and Recipient will use the Confidential Information solely for the purpose of satisfying the Trading Company’s or the Trading Manager’s obligations under this Agreement and not in a manner which violates the terms of this Agreement. For avoidance of doubt, the Trading Company and the Trading Manager each further represents and warrants to, and agrees with the Trading Advisor, that it and any Member and any Recipient shall not in any manner or respect, directly or indirectly, (A) use any of such Confidential Information in trading for their own accounts, any accounts of their Affiliates or any third party accounts, (B) sell, license or assign any of such Confidential Information, (C) use such Confidential Information to reverse engineer, attempt to reverse engineer or otherwise seek to replicate the Trading Advisor’s trading in any manner or (D) otherwise use such Confidential Information for their personal gain in any other manner.

(e) The provisions of Sections 1(c) and 1(d) shall survive the termination of this Agreement.

2.	Duties of the Trading Advisor.

(a) The Trading Advisor hereby agrees to act as the trading advisor for the Trading Company and, as such, shall have authority and responsibility for directing the investment and reinvestment of the Trading Company’s assets, which shall consist of the Trading Company’s Net Assets (as defined in Section 5(c) hereof) plus “notional” funds, if any, as specified in writing by the Trading Manager and consented to by the Trading Advisor (collectively, the “Assets”), on the terms and conditions and in accordance with the prohibitions and the trading policies set forth in Exhibit A to this Agreement as amended from time to time and provided in writing to the Trading Advisor by the Trading Manager (the “Trading Policies”); provided, however, that the Trading Manager may override the instructions of the Trading Advisor to the extent necessary (i) to comply with the Trading Policies and with applicable speculative position limits, (ii) to fund any distributions or redemptions, (iii) to pay the Trading Company’s expenses, (iv) to the extent the Trading Manager believes doing so is necessary for the protection of the Trading Company, (v) to terminate the futures interests trading of the Trading Company by the Trading Advisor, or (vi) to comply with any applicable law or regulation. The Trading Manager agrees not to override any such instructions for the reasons specified in clauses (ii) or (iii) of the preceding sentence unless the Trading Advisor fails to comply with a request of the Trading Manager to make the necessary amount of funds available to the Trading Company within two trading days of such request. The Trading Advisor shall not be liable for the consequences of any decision by the Trading Manager to override instructions of the Trading Advisor, except, subject to Section 7(a), to the extent that such consequences result from a material breach of this Agreement by the Trading Advisor or the Trading Advisor fails to comply with the Trading Manager’s decision to override an instruction.

(b)	The Trading Advisor shall:

(i) Exercise good faith and due care in trading futures interests for the account of the Trading Company in accordance with the prohibitions and Trading Policies, and the trading systems, methods, and strategies of the Trading Advisor described in the Disclosure Document, with such changes and additions to such trading systems, methods or strategies as the Trading Advisor, from time to time, incorporates into its trading approach for accounts that are similar in size to the account of the Trading Company and traded pursuant to the Trading Program (as defined in Section 2(f));

(ii) Subject to assurances of confidentiality, provide the Trading Manager, within 45 days of the end of a calendar quarter, and within 45 days of a separate request which the Trading Manager may make from time to time, with information comparing the performance of the Trading Company’s account and the performance of all other client accounts directed by the Trading Advisor using the Trading Program used by the Trading Advisor on behalf of the Trading Company (“Other Accounts”) over a specified period of time for the purpose of confirming that the Trading Company has been treated equitably on an overall basis compared to such Other Accounts. In providing such information, the Trading Advisor may take such steps as are necessary to assure the confidentiality of the Trading Advisor’s clients’ identities. The Trading Advisor shall, upon the Trading Manager’s request, consult with the Trading Manager concerning any discrepancies between the performance of such Other Accounts and the Trading Company’s account. The Trading Advisor shall promptly inform the Trading Manager in writing of any material discrepancies of which the Trading Advisor is aware. The Trading Manager acknowledges that, among others, the following differences in accounts may cause divergent trading results: different trading strategies, methods or degrees of leverage, different trading policies, differing account sizes, accounts experiencing differing inflows or outflows of equity, different risk profiles, accounts which commence trading at different times and accounts which have different portfolios or different fiscal years. The provisions of this Section 2(b)(ii) shall not apply to, and shall in no manner restrict, the Trading Advisor’s management of any accounts it currently manages or may hereafter manage for current and/or former principals and/or Affiliates of the Trading Advisor under any circumstances;

(iii) Subject to assurances of confidentiality, as provided for herein, inform the Trading Manager when the Trading Advisor’s open positions maintained by the Trading Advisor exceed applicable speculative position limits; and

(iv) Upon request of the Trading Manager, subject to assurances of confidentiality, as provided for herein, promptly provide the Trading Manager with all material information concerning the Trading Advisor reasonably requested by the Trading Manager (including, without limitation, information relating to changes in control, key personnel or trading approach). Nothing contained in this Agreement shall require the Trading Advisor to disclose the details of its trading systems, programs or strategies.

(c) All purchases and sales of futures interests pursuant to this Agreement shall be for the account, and at the risk, of the Trading Company and not for the account, or at the risk of the Trading Advisor or any of its Affiliates or each of their principals, stockholders, directors, officers, or employees, or any other person, if any, who controls the Trading Advisor. All brokerage commissions and related transaction fees arising from such trading by the Trading Advisor shall be for the account of the Trading Company. The Trading Advisor makes no representations as to whether such trading will produce profits or avoid losses.

(d) Subject to Section 7(a) hereof, the Trading Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of futures interests for the Trading Company’s account including payment to the Commodity Brokers (as described in Section 4 hereof) of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the Commodity Broker on such trades but only for the amount of the Commodity Brokers’ out-of-pocket costs in respect thereof. The Trading Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the Commodity Brokers. However, the Trading Advisor shall not be responsible for errors committed or caused by the Commodity Brokers or by floor brokers or other futures commission merchants. The Trading Advisor shall have an affirmative obligation to promptly notify the Trading Manager upon discovery of its own errors with respect to the account, and the Trading Advisor shall use its best efforts to identify and promptly notify the Trading Manager of any order or trade which the Trading Advisor reasonably believes was not executed in accordance with its instructions to any Commodity Broker or such other commodity broker utilized to execute orders for the Trading Company.

(e) (intentionally left blank)

(f) In performing services to the Trading Company, the Trading Advisor shall utilize its Enhanced Risk (USD) profile of its Diversified Trend Program (the “Trading Program”), as described in the Disclosure Document, and as modified from time to time. The Trading Advisor shall give the Trading Manager prior written notice of any change in the Trading Program that the Trading Advisor considers to be material (and shall not effect such change on behalf of the Trading Company without the Trading Manager’s consent which consent shall be deemed to be given if the Trading Manager has not objected to this change within 5 days following the Trading Advisor’s having provided the Trading Manager with prior written notice of such change), including any additional futures interests to be traded by the Trading Advisor not already listed on Exhibit B. Changes in the futures interests traded, provided that such futures interests are listed on Exhibit B, shall not be deemed a modification of the Trading Program.

3.	Trading Advisor as an Independent Contractor.

For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized, have no authority to act for or represent the Trading Company or its Members in any way or otherwise be deemed an agent of the Trading Company or its Members. Nothing contained herein shall be deemed to require the Trading Company to take any action contrary to the Operating Agreement or the Certificate of Formation of the Trading Company as from time to time in effect, or any applicable law or rule or regulation of any regulatory or self-regulatory body, exchange, or board. Nothing herein contained shall constitute the Trading Advisor, the Trading Manager, the Trading Company or the Members, as members of any partnership, joint venture, association, syndicate or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other. It is expressly agreed that the Trading Advisor is neither a promoter, sponsor, or issuer with respect to the Trading Company or its Members, nor does the Trading Advisor have any authority or responsibility with respect to the offer, sale or issuance of Units.

4.	Commodity Broker; Foreign Exchange (“FX”) Prime Broker.

(a) The Trading Advisor shall effect all transactions in futures interests for the Trading Company through the Trading Company’s separate account maintained with such commodity broker or brokers as the Trading Manager shall direct and appoint from time to time with the prior written consent of the Trading Advisor, which consent shall not be unreasonably withheld. Both Morgan Stanley & Co. LLC (“MS & Co.”), Morgan Stanley & Co. International Limited (“MSIL”), and Morgan Stanley Capital Group Inc. (“MSCG” and collectively, the “Commodity Brokers”) may act as the clearing commodity brokers for the Trading Company, and MS & Co. and its Affiliates may act as FX forward contract counterparty for the Trading Company. MSCG and its Affiliates may act as an options on FX forward contract counterparty for the Trading Company. The Trading Manager shall provide the Trading Advisor with copies of brokerage statements.

(b) Notwithstanding the foregoing, the Trading Advisor may execute trades through floor brokers other than those employed by MS & Co. and its Affiliates so long as arrangements (including executed give-up agreements) are made for such floor brokers¸ give-up brokers, prime brokers, dealers or other executing entities or facilities (collectively, “Executing

Brokers”) to “give-up” or transfer the positions to MS & Co. in conformity with the Trading Policies set forth in Exhibit A attached hereto. The Trading Manager will review and approve or disapprove all Executing Brokers proposed by the Trading Advisor for the Trading Company’s account, such approval not to be unreasonably withheld or delayed. If an Executing Broker is approved, the Trading Company will not hold the Trading Advisor liable for any error or breach of contract by any such Executing Broker subject to the standard of liability set forth in Section 7(a). In addition, the Trading Advisor may execute trades directly on an exchange or other trading venue, and the Trading Advisor may use any execution method, including but not limited to automated order routing, order or trade bunching, exchange-for-physical (“EFP”), exchange-for-swap (“EFS”), block trading and pre-execution communication, to the extent permitted by and subject to applicable laws, rules and regulations including, without limitation, the rules of the Chicago Mercantile Exchange and the Intercontinental Exchange. Irrespective of whether Executing Brokers unaffiliated with MS& Co. receive the Trading Manager’s consent to execute trades on behalf of the Trading Company, all such trades will be “given-up” to be carried by MS & Co. The Trading Advisor shall have full authority, acting as the Trading Company’s agent, (i) to negotiate, enter into, execute and deliver, any agreement, instrument or authorization relating to order execution, trading, trade affirmation, automated order routing, breakage resolution, compensation and rebate and bonus programs and (ii) to enter into, execute and deliver any agreement, instrument or authorization relating to trade give-up, EFP and the associated initial and offsetting spot FX or forward transactions, EFS and the associated initial and offsetting swap transactions, in the case of either (i) or (ii) on behalf of the Trading Company, or in the Trading Advisor’s own name but for the account, benefit and risk of the Trading Company. The Trading Advisor shall have the full authority to make the necessary representations and warranties set forth in such agreements and to negotiate the applicable commissions, if any, on such terms as the Trading Advisor, in its reasonable discretion, and acting on behalf of the Trading Company, deems necessary or appropriate. The Trading Company, the Trading Manager and the Trading Advisor agree that all orders and transactions entered into pursuant to any such agreement, instrument and authorization are being entered into by the Trading Advisor as the Trading Company’s agent for the account, benefit and risk of the Trading Company, notwithstanding the fact that such agreement, instrument or authorization, or the corresponding orders and transaction may have been entered into by the Trading Advisor in its own name. The Trading Company agrees to assume all liabilities associated with the orders and transactions entered into pursuant to this Agreement and agrees, subject to the standard of liability set forth in Section 7(a) of this Agreement, that the Trading Advisor shall have no liability for such orders and transactions.

(c) Any “FX prime brokerage” arrangements which the Trading Advisor may wish to establish for the Trading Company is hereby approved by the Trading Manager but is subject to approval by MS & Co. The Trading Manager hereby so approves Deutsche Bank AG, London Branch, as FX prime broker to effectuate the give-up of OTC FX transactions to MS & Co.. or such other clearing broker appointed by the Trading Company from time to time for the account, benefit and risk of the Trading Company, and the applicable prime brokerage commissions to be negotiated by the Trading Advisor. The Trading Company, the Trading Manager and the Trading Advisor agree that all OTC FX transactions entered into pursuant to this Agreement are being entered into by the Trading Advisor as the Trading Company’s agent for the account, benefit and risk of the Trading Company, notwithstanding that such OTC FX transactions are first being entered into by the Trading Advisor, being treated as principal by the FX prime broker and MS & Co.. The Trading Company agrees to assume all liabilities associated with the OTC FX transactions and the Trading Company and the Trading Manager agree, subject to the standard of liability set forth in Section 7(a) of this Agreement, that the Trading Advisor shall have no liability for such OTC FX transactions.

5.	Fees.

(a) For the services to be rendered to the Trading Company by the Trading Advisor under this Agreement:

(i) The Trading Company shall pay the Trading Advisor a monthly management fee equal to 1/12th of 1% (a 1% annual rate) of the Assets as of the first day of each month (the “Management Fee”). The Management Fee is payable in arrears within 30 Business Days of the end of the month for which it was calculated. For purposes of this Agreement, “Business Day” shall mean any day which the securities markets are open in the United States; and

(ii) The Trading Company shall pay the Trading Advisor an incentive fee equal to 20% of the “New Trading Profit” (as defined in Section 5(d) hereof) in each capital account of the Members in the Trading Company (the “Capital Account”) that shall accrue monthly, effective January 1, 2016, but is not payable until the end of each calendar half year (the “Incentive Fee”). The Incentive Fee is payable within 30 Business Days of the end of the calendar half year for which it was calculated.

(b) If this Agreement is terminated on a date other than the last day of a calendar half year, the Incentive Fee shall be determined as if such date were the end of a calendar half year. If this Agreement is terminated on a date other than the end of a month, the Management Fee described above shall be determined as if such date were the end of a month, but such fee shall be prorated based on the ratio of the number of calendar days in the month through the date of termination to the total number of calendar days in the month. If, during any month after the Trading Company has commenced trading operations (including the month in which the Trading Company commenced such operations), the Trading Company does not conduct business operations, or suspends trading for the account of the Trading Company managed by the Trading Advisor, or, as a result of an act or material failure to act by the Trading Advisor, is otherwise unable to utilize the trading advice of the Trading Advisor on any of the calendar days of that month for any reason, the Management Fee shall be prorated based on the ratio of the number of calendar days in the month which the Trading Company account managed by the Trading Advisor engaged in trading operations or utilizes the trading advice of the Trading Advisor to the total number of calendar days in the month. In the event that there is an increase or decrease in the Assets as of any day other than the first day of a month, the Trading Advisor shall be paid a pro rata Management Fee on such increase or decrease in the Assets for such month.

(c) The term “Net Assets” shall mean the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value (marked-to-market) of all open futures interests positions and other assets of the Trading Company) less all liabilities of the Trading Company determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. Unless generally accepted accounting principles require otherwise, the market value of a futures or option contract traded on a United States exchange shall mean the settlement price on the exchange on which the particular futures or option contract shall be traded by the Trading Company on the day with respect to which the Net Assets are being determined; provided, however, that if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the exchange on which that contract shall be traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or if a contract could not be liquidated on such day due to the exchange being closed for an exchange holiday, the settlement price on the most recent preceding day on which the contract could have been liquidated shall be the market value of such contract for such day. The market value of a forward contract or a futures or option contract traded on a foreign exchange or market shall mean its market value as determined by the Trading Manager on a basis consistently applied for each different variety of contract.

(d) The term “New Trading Profit” shall mean net futures interests trading profits (realized and unrealized) on the Assets in each Capital Account, decreased by such Capital Account’s pro-rata share of (i) the Trading Advisor’s monthly management fees and (ii) the Trading Company’s brokerage commissions, transaction costs and administrative fees. Such trading profits and items of decrease shall be determined for each Capital Account from the end of the last calendar half year in which an Incentive Fee was earned by the Trading Advisor or, if no Incentive Fee has been earned previously by the Trading Advisor with respect to a Capital Account, from the date that the Trading Advisor commenced managing the Assets in the Capital Account to the end of the calendar half year as of which such Incentive Fee calculation is being made. Extraordinary expenses do not reduce New Trading Profit. Interest income is not included in New Trading Profit. New Trading Profit shall be calculated before reduction for Incentive Fees paid or accrued so that the Trading Advisor does not have to earn back Incentive Fees. Accrued Incentive Fees shall be paid to the Trading Advisor on any New Trading Profits earned on those Assets withdrawn from a Capital Account due to redemptions at the end of any month when such withdrawal of Assets is made as if such month-end is the end of the calendar half year.

(e) If any payment of Incentive Fees is made to the Trading Advisor on account of New Trading Profit earned by the Trading Advisor for a Capital Account and the Trading Advisor thereafter fails to earn New Trading Profit for such Capital Account or experiences losses for any subsequent incentive period the Trading Advisor shall be entitled to retain such amounts of Incentive Fees previously paid to the Trading Advisor in respect of such New Trading Profit. No Incentive Fees shall be payable to the Trading Advisor with respect to a Capital Account until the Trading Advisor has earned New Trading Profit; provided, however, that if the Assets of a Capital Account are reduced because of redemptions that occur at the end of, and/or subsequent to, a calendar half year in which the Trading Advisor experiences a futures interests trading loss for such Capital Account, the trading loss that must be recovered by such Capital Account before the Trading Advisor will be deemed to experience New Trading Profit for such Capital Account in a subsequent calendar half year will be equal to the amount determined by (x) dividing the Assets of such Capital Account after such decrease by the Assets in such Capital Account immediately before such decrease and (y) multiplying that fraction by the amount of the unrecovered futures interests trading loss prior to such decrease. In the event that the Trading Advisor experiences a trading loss for a Capital Account in more than one calendar half year without the Trading Company paying an intervening Incentive Fee with respect to such Capital Account and the Assets for a Capital Account are reduced in more than one such calendar half year because of redemptions, then the trading loss for each such calendar half year shall be adjusted in accordance with the formula described above and such reduced amount of futures interests trading loss shall be carried forward and used to offset subsequent futures interests trading profits.

6.	Term

(a) This Agreement shall continue in effect for a period of one year from the date the Agreement was entered into unless otherwise terminated as set forth in this Section 6. The Trading Advisor may terminate this Agreement at the end of such one-year period by providing prior written notice of termination to the Trading Company at least sixty days prior to the expiration of such one-year period. If the Agreement is not terminated upon the expiration of such one-year period, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. This Agreement shall automatically terminate if the Trading Company is dissolved.

(b) The Trading Company and Trading Manager each shall have the right to terminate this Agreement in its discretion (i) at any month end upon five days’ prior written notice to the Trading Advisor, or (ii) at any time upon prior written notice to the Trading Advisor upon the occurrence of any of the following events: (A) if any two persons described as a “principal” of the Trading Advisor in the Offering Memoranda (other than Robeco Nederland B.V.) cease for any reason to be an active “principal” of the Trading Advisor; (B) if the Trading Advisor becomes bankrupt or insolvent; (C) if the Trading Advisor is unable to use its trading systems or methods as in effect on the date hereof and as modified in the future for the benefit of the Trading Company and such inability can not be cured within five days; (D) if the registration, as a commodity trading advisor, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (E) except as provided in Section 11 hereof, if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its futures interests trading systems or methods, or its goodwill to, any individual or entity; (F) if, at any time, the Trading Advisor materially violates any Trading Policy or administrative policy, except with the prior express written consent of the Trading Manager or if the consequences of such material violation can not be cured within five days; or (G) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement.

(c) The Trading Advisor may terminate this Agreement at any time, upon thirty days’ prior written notice to the Trading Company and Trading Manager, in the event: (A) that the Trading Manager imposes additional trading limitation(s) in the form of one or more Trading Policies or administrative policies that the Trading Advisor does not consent to, such consent not to be unreasonably withheld; (B) the Trading Manager objects to the Trading Advisor implementing a proposed material change to the Trading Program and the Trading Advisor certifies to the Trading Manager in writing that it believes such change is in the best interests of the Trading Company; (C) the Trading Manager overrides a trading instruction of the Trading Advisor for reasons unrelated to a determination by the Trading Manager that the Trading Advisor has violated the Trading Policies and the Trading Advisor certifies to the Trading Manager in writing that as a result, the Trading Advisor believes the performance results of the Trading Advisor relating to the Trading Company’s account will be materially adversely affected; (D) the Trading Manager or the Trading Company materially breaches this Agreement and does not correct the breach within ten days of receipt of a written notice of such breach from the Trading Advisor; (E) the Assets fall below $3,000,000 (after adding back trading losses) at any time; (F) the Trading Company or the Trading Manager becomes bankrupt or insolvent; (G) the registration of the Trading Manager with the CFTC as a commodity pool operator or its membership in the NFA is revoked, suspended, terminated or not renewed, or limited or qualified in any respect; or (H) the Trading Company or the Trading Manager appoints a clearing broker other than a Morgan Stanley Affiliate without the prior consent of the Trading Advisor, such consent to be deemed effective no later than five days following the Trading Company’s or the Trading Manager’s having provided the Trading Advisor with prior written notice of its intention to appoint such other clearing broker. If the Trading Manager or Trading Company merges, consolidates or sells a substantial portion of its assets pursuant to Section 11 of this Agreement, the Trading Advisor may terminate this Agreement upon prior written notice to the Trading Manager and Trading Company.

(d) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 6 shall be without penalty or liability to any party, on account of such termination.

(e) The indemnities set forth in Section 7 hereof shall survive any termination of this Agreement.

7.	Standard of Liability; Indemnifications.

(a) Limitation of Trading Advisor Liability. In respect of the Trading Advisor’s role in the futures interests trading of the Trading Company, the Trading Advisor shall not be liable to the Trading Company or the Trading Manager or their partners, directors, officers, principals, managers, members, shareholders, employees, controlling persons or successors and assigns except that the Trading Advisor shall be liable for acts or omissions of the Trading Advisor that constitute a material breach of this Agreement or a representation, warranty or covenant herein, misconduct or negligence, or are the result of the Trading Advisor not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Trading Company.

(b) Trading Advisor Indemnity in Respect of Management Activities. The Trading Advisor shall indemnify, defend and hold harmless the Trading Company and the Trading Manager, their controlling persons, their Affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs, and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Advisor and Trading Manager shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to this Agreement (except as covered by paragraph (d) below); provided that such liability arises from an act or omission of the Trading Advisor, or any of its directors, officers, managers or employees which is found by a court of competent jurisdiction upon entry of final judgment (or if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Manager and Trading Advisor, such approval not to be unreasonably withheld) to be an act or omission of the Trading Advisor which constituted a material breach of this Agreement or a representation, warranty or covenant herein, misconduct or negligence or as a result of the Trading Advisor having not acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interest of the Trading Company.

(c) Trading Company and Trading Manager Indemnity in Respect of Management Activities. The Trading Company and the Trading Manager shall, jointly and severally, indemnify, defend, and hold harmless the Trading Advisor, its controlling persons, their Affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons, from and against any and all losses, claims, damages, liabilities (joint and several), costs, and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Company, the Trading Manager and Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action, or proceeding relating to this Agreement (except as covered by paragraph (e) below) and, for avoidance of doubt, in particular the fact the Trading Advisor is or was a trading advisor to the Trading Company; unless such liability arises from an act or omission of the Trading Advisor, or any of its directors, officers, managers or employees which is found by a court of competent jurisdiction upon entry of final judgment (or if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Manager and Trading Advisor, such approval not to be unreasonably withheld) to be an act or omission of the Trading Advisor which constituted a material breach of this Agreement or a representation, warranty or covenant herein, misconduct or negligence or as a result of the Trading Advisor having not acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interest of the Trading Company.

(d) Trading Advisor Indemnity in Respect of Sale of Units. The Trading Advisor shall indemnify, defend and hold harmless the Trading Company, the Trading Manager, any selling agent which is affiliated with the Trading Manager, their controlling persons and their Affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities, costs, and expenses, (joint and several), to which any indemnified person may become subject (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other (administrative) proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Advisor shall have approved such settlement), in respect of the offer or sale of Units, insofar as such losses, claims, damages, liabilities, costs, or expenses (or action in respect thereof) arise out of, or are based upon: (i) a material breach by the Trading Advisor of any applicable laws or regulations or any representation, warranty or agreement in this Agreement; or (ii) any materially untrue statement or omission relating or with respect to the Trading Advisor, or any Trading Advisor Principals, or their operations, trading systems, methods or performance, that was made in the Offering Memoranda or any amendment or supplement thereto or any other sales literature and furnished by the Trading Advisor for inclusion therein.

(e) Trading Company and Trading Manager Indemnity in Respect of Sale of Units. The Trading Company and the Trading Manager, jointly and severally, shall indemnify, defend and hold harmless the Trading Advisor, its controlling persons, their Affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities, costs, and expenses, (joint and several), to which any indemnified person may become subject (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other (administrative) proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Company or the Trading Manager shall have approved such settlement), in respect of the offer or sale of Units, unless such losses, claims, damages, liabilities, costs, or expenses (or action in respect thereof) arises out of, or is based upon (i) a material breach by the Trading Advisor of any applicable laws or regulations or any representation, warranty or agreement in this Agreement; or (ii) any materially untrue statement or omission relating or with respect to the Trading Advisor, or any Trading Advisor Principals or their operations, trading systems, methods or performance that was made in the Offering Memoranda or any amendment or supplement thereto or in any other sales literature and furnished by the Trading Advisor for inclusion therein.

(f) Subject to Section 7(a) hereof, the foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified person.

(g) Promptly after receipt by an indemnified person of notice of the commencement of any action, claim, or proceeding to which any of the indemnities may apply, the indemnified person will notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against the indemnifying party hereunder; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that the indemnifying party may have to the indemnified person hereunder, except where such omission has materially prejudiced the indemnifying party. In case any action, claim, or proceeding is brought against an indemnified person and the indemnified person notifies the indemnifying party of the commencement thereof as provided above, the indemnifying party will be entitled to participate therein and, to the extent that the indemnifying party desires, to assume the defense thereof with counsel selected by the indemnifying party and not unreasonably disapproved by the indemnified person. After notice from the indemnifying party to the indemnified person of the indemnifying party’s election so to assume the defense thereof as provided above, the indemnifying party will not be liable to the indemnified person under the indemnity provisions hereof for any legal and other expenses subsequently incurred by the indemnified person in connection with the defense thereof, other than reasonable costs of investigation.

Notwithstanding the preceding paragraph, if in any action, claim, or proceeding as to which indemnification is or may be available hereunder, an indemnified person reasonably determines that its interests are or may be adverse, in whole or in part, to the indemnifying party’s interests or that there may be legal defenses available to the indemnified person that are different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified person may retain its own counsel in connection with such action, claim, or proceeding and will be indemnified (provided the indemnified person is so entitled) by the indemnifying party for any legal and other expenses reasonably incurred in connection with investigating or defending such action, claim, or proceeding.

In no event will the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified persons in connection with any one action, claim, or proceeding or in connection with separate but similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations. The indemnifying party will not be liable for any settlement of any action, claim, or proceeding effected without the indemnifying party’s express written consent, but if any action, claim, or proceeding, is settled with the indemnifying party’s express written consent, the indemnifying party will indemnify, defend, and hold harmless an indemnified person as provided in this Section 7.

8.	Right to Advise Others and Uniformity of Acts and Practices.

(a) The Trading Advisor is engaged in the business of advising clients as to the purchase and sale of futures interests. During the term of this Agreement, the Trading Advisor, its principals and Affiliates, will be advising other clients (including Affiliates and the stockholders, officers, directors, and employees of the Trading Advisor and its Affiliates and their families) and trading for their own accounts. The Trading Advisor will use its best efforts to implement a fair and consistent allocation policy that seeks to ensure that, giving due consideration to the Trading Program which the Trading Advisor will utilize in trading the Trading Company’s Assets, all clients are treated equitably on an overall basis and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by the Trading Advisor. Upon written request, the Trading Manager may request a copy of the Trading Advisor’s procedures regarding the equitable treatment of trades across Other Accounts. Such procedures shall be provided to the Trading Manager within 30 days of such request by the Trading Manager. Under no circumstances shall the Trading Advisor by any act or omission knowingly or intentionally favor on an overall basis any account advised or managed by the Trading Advisor over the account of the Trading Company in any way or manner. The Trading Company and the Trading Manager agree that nothing contained in this Section 8(a) shall preclude the Trading Advisor from charging different management and/or incentive fees to its clients. Subject to the Trading Advisor’s obligations under applicable law, the Trading Advisor or any of its principals or Affiliates shall be free to advise and manage accounts for other clients and shall be free to trade on the basis of the same trading systems, methods, or strategies employed by the Trading Advisor for the account of the Trading Company, or trading systems, methods, or strategies that are entirely independent of, or materially different from, those employed for the account of the Trading Company, and shall be free to compete for the same futures interests as the Trading Company or to take positions opposite to the Trading Company, where such actions do not knowingly or intentionally prefer any of such accounts over the account of the Trading Company on an overall basis. The Trading Manager and the Trading Company acknowledge and agree that provisions of this Section 8(a) shall not apply to, and shall in no manner restrict, the Trading Advisor’s management of any accounts it currently manages or may hereafter manage for current and/or former principals and/or Affiliates of the Trading Advisor under any circumstances.

(b) The Trading Advisor shall not be restricted as to the number or nature of its clients, except that: (i) so long as the Trading Advisor acts as a trading advisor for the Trading Company, neither the Trading Advisor nor any of the Trading Advisor Principals shall knowingly hold any position or control any other account that would cause the Trading Company, the Trading Advisor or the Trading Advisor Principals to be in violation of the CEAct or any regulations promulgated thereunder, any other applicable law, or any applicable rule or regulation of the CFTC or any other regulatory or self regulatory body, exchange, or board; and (ii) neither the Trading Advisor nor any of the Trading Advisor Principals shall render futures interests trading advice to any other individual or entity or otherwise engage in activity that shall knowingly cause positions in futures interests to be attributed to the Trading Advisor under the rules or regulations of the CFTC or any other regulatory or self-regulatory body, exchange, or board so as to require the significant modification of positions taken or intended for the account of the Trading Company; provided that the Trading Advisor may modify its trading systems, methods or strategies to accommodate the trading of additional funds or accounts. If applicable speculative position limits are exceeded by the Trading Advisor in the opinion of (i) independent counsel (who shall be other than counsel to the Trading Company), (ii) the CFTC, or (iii) any other regulatory or self-regulatory body, exchange, or board, the Trading Advisor and the Trading Advisor Principals shall promptly liquidate positions in all of their accounts, including the Trading Company’s account, as to which positions are attributed to the Trading Advisor as nearly as possible in proportion to the accounts’ respective amounts available for trading (taking into account different degrees of leverage and “notional” equity) to the extent necessary to comply with the applicable position limits.

9.	Representations, Warranties, and Covenants of the Trading Advisor.

(a) Representations and Warranties of the Trading Advisor. The Trading Advisor represents and warrants to the Trading Manager and the Trading Company as follows:

(i) It will exercise good faith and due care in implementing the Trading Program on behalf of the Trading Company as described in the Disclosure Document (as modified from time to time) or any other trading programs agreed to by the Trading Manager and the Trading Advisor;

(ii) The Trading Advisor shall follow and comply with, at all times, the Trading Policies;

(iii) The Trading Advisor shall trade the Assets pursuant to the Trading Program as described in the Disclosure Document and as modified from time to time unless the Trading Manager and the Trading Advisor agree otherwise;

(iv) The Trading Advisor is duly organized and validly existing under the laws of the jurisdiction of its organization and is qualified to do business as a foreign corporation or limited liability company and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Trading Advisor’s ability to perform its duties under this Agreement. The Trading Advisor has full power and authority to perform its obligations under this Agreement. The principals of the Trading Advisor are those set forth in the Offering Memoranda and Disclosure Document (the “Trading Advisor Principals”); Trading Advisor Principals does not include Robeco Nederland B.V.;

(v) The Disclosure Document contains all statements and information required to be included therein under the CEAct and other applicable laws, and such information is accurate and complete in all material respects;

(vi) All references to the Trading Advisor and the Trading Advisor Principals and trading systems, methods and performance furnished by the Trading Advisor to the Trading Manager for inclusion in the Offering Memoranda are accurate and complete in all material respects. With respect to the Trading Advisor, the Trading Advisor Principals, and its trading systems, methods and performance: (i) the information requested by the Trading Manager and furnished by the Trading

Advisor to the Trading Manager for inclusion in the Offering Memoranda contains all statements and information required to be included therein under the CEAct and the rules and regulations thereunder, and (ii) the information requested by the Trading Manager and furnished by the Trading Advisor to the Trading Manager for inclusion in the Offering Memoranda does not contain, and will not contain during the term of this Agreement, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements were made, not misleading. Except as otherwise disclosed in the Offering Memoranda, the actual performance of each discretionary account directed by the Trading Advisor over the past five years and year-to-date is disclosed in the Offering Memoranda on a composite basis. The information regarding the actual performance of such accounts set forth in the Offering Memoranda has been calculated and presented in accordance with the descriptions therein and is complete and accurate in all material respects; provided, that, the Trading Manager, not the Trading Advisor, has determined the extent of the information regarding the Trading Advisor, the Trading Advisor Principals and trading systems, methods and performance information, set forth in the Offering Memoranda and takes responsibility for such determination;

(vii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms;

(viii) Each of the Trading Advisor and the Trading Advisor Principals has all federal, state and foreign governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to conduct its business and to act as described in the Offering Memoranda or required to perform its or his obligations under this Agreement. The Trading Advisor is registered as a commodity trading advisor under the CEAct and is a member of the NFA in such capacity;

(ix) The execution and delivery of this Agreement, the incurrence of the obligations set forth herein, the consummation of the transactions contemplated herein and in the Offering Memoranda and the payment of the fees hereunder will not violate, or constitute a breach of, or default under, the certificate of incorporation or bylaws (or any other organizational documents) of the Trading Advisor or any agreement or instrument by which it is bound or of any order, rule, law or regulation binding on it of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over it;

(x) Since the respective dates as of which information is given in the Disclosure Document, and except as may otherwise be stated in or contemplated by the Disclosure Document, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor;

(xi) Except as set forth in the Disclosure Document there have not been in the five years preceding the date of the Disclosure Document and there is not pending, or to the best of the Trading Advisor’s knowledge, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor is or was a party, or to which any of the assets of the Trading Advisor is or was subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor. None of the Trading Advisor or any Trading Advisor Principal has received any notice of an investigation by the NFA, CFTC or other administrative agency or self-regulatory body (whether United States or foreign) regarding noncompliance by the Trading Advisor or any of the Trading Advisor Principals with the CEAct or any other applicable laws;

(xii) Neither the Trading Advisor nor any Trading Advisor Principal has received, or is entitled to receive, directly or indirectly, any commission, finder’s fee, similar fee, or rebate from any person in connection with the organization or operation of the Trading Company;

(xiii) Neither the Trading Advisor nor any Trading Advisor Principal will use or distribute the Offering Memoranda or any selling literature or engage in any selling activities whatsoever in connection with the offering of the Units;

(xiv) The information as provided by the Trading Advisor for inclusion in the Offering Memoranda about the Trading Advisor does not contain any misleading or untrue statements of a material fact or omit to state a material fact required to be stated therein to make the statements not misleading; and

(xv) The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Advisor shall promptly notify the Trading Manager and the Trading Company of the nature of such event.

(b) Covenants of the Trading Advisor. The Trading Advisor covenants and agrees that:

(i) The Trading Advisor shall (i) maintain all registrations and memberships necessary for the Trading Advisor to continue to act as described herein and (ii) at all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply (1) would have a materially adverse effect on the Trading Advisor’s ability to act as described herein or (2) would result in the Trading Company or Trading Manager becoming the subject of an investigation, claim or proceeding by any governmental, regulatory or self-regulatory authority having jurisdiction over the Trading Company or Trading Manager;

(ii) The Trading Advisor shall inform the Trading Manager promptly as soon as the Trading Advisor or any Trading Advisor Principal becomes the subject of any investigation, claim or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting (or which may, with the passage of time, materially affect) the business of the Trading Advisor. The Trading Advisor shall also inform the Trading Manager promptly if the Trading Advisor or any of its officers becomes aware of any material breach of this Agreement by the Trading Advisor; and

(iii) The Trading Advisor agrees to reasonably cooperate by providing information regarding itself and its performance in the preparation of any amendments or supplements to the Offering Memoranda (subject to the limitation set forth in Section 1 hereof).

10.	Representations and Warranties of the Trading Company and the Trading Manager; Covenants of the Trading Manager and the Trading Company.

(a) The Trading Company and the Trading Manager represent and warrant to the Trading Advisor, as follows:

(i) The Trading Company has provided to the Trading Advisor the Offering Memoranda in the form first issued. The Trading Company will ensure that the Members will not utilize any amendment or supplement to the Offering

Memoranda unless the Trading Advisor has received reasonable prior notice of and a copy of such amendments or supplements and has approved any description of the Trading Advisor and the Trading Program contained therein;

(ii) Each Members’ organizational agreement provides for the subscription for and sale of the Units in the respective Member; all material actions required to be taken by each Member as a condition to the sale of its Units to qualified subscribers therefor has been, or prior to each closing described in the Member’s Confidential Private Placement Memorandum shall have been taken; and, upon payment of the consideration therefor specified in each accepted subscription agreement in such form as attached to the respective Member’s Confidential Private Placement Memorandum, the Units will constitute valid interests in the Member. Each Member is in material compliance with all laws, rules, regulations and orders of any governmental agency or self-regulatory organization applicable to the Member’s business and the offering, sale, issuance and distribution of its Units;

(iii) The Trading Company is a limited liability company duly formed pursuant to its Certificate of Formation, Operating Agreement and the Delaware Limited Liability Company Act and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to engage in the trading of futures interests and to engage in its other contemplated activities as described in the Offering Memoranda; the Trading Company is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified could materially adversely affect the Trading Company’s ability to perform its obligations hereunder;

(iv) The Trading Manager is duly organized and validly existing and in good standing as a limited liability company under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Trading Manager’s ability to perform its obligations hereunder;

(v) The Trading Company and the Trading Manager have full power and authority under applicable law to conduct their business and to perform their respective obligations under this Agreement and as described in the Offering Memoranda;

(vi) As of the date hereof, the Offering Memoranda contain all statements and information required to be included therein by the CEAct or other applicable law and at all times subsequent thereto up to and including each closing, the Offering Memoranda will comply in all material respects with the requirements of the rules of the NFA, the CEAct or other applicable laws. The Offering Memoranda as of the initial closing (as described therein), date of issue, and at each closing will not contain any misleading or untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any supplemental sales literature, when read in conjunction with the Offering Memoranda, will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. This representation and warranty shall not, however, apply to any statement or omission in the Offering Memoranda or supplemental sales literature made in reliance upon and in conformity with information furnished by and relating to the Trading Advisor, its trading methods or its trading performance;

(vii) Since the respective dates as of which information is given in the Offering Memoranda, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Manager or the Trading Company, whether or not arising in the ordinary course of business;

(viii) This Agreement has been duly and validly authorized, executed and delivered by the Trading Manager on behalf of the Trading Company and the Trading Manager and constitutes a valid, binding and enforceable agreement of the Trading Company and the Trading Manager in accordance with its terms;

(ix) The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Offering Memoranda will not violate, or constitute a breach of, or default under, the Trading Manager’s certificate of formation or bylaws, or the Trading Company’s Certificate of Formation or Operating Agreement, or any material agreement or instrument by which either the Trading Manager or the Trading Company, as the case may be, is bound or any material order, rule, law or regulation applicable to the Trading Manager or the Trading Company of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the Trading Manager or the Trading Company;

(x) Except as set forth in the Offering Memoranda, there has not been in the five years preceding the date of the Offering Memoranda and there is not pending or, to the Trading Manager’s knowledge, threatened, any action, suit or proceeding at law or in equity before or by any court or by any federal, state, municipal or other governmental body or any administrative, self-regulatory or commodity exchange organization to which the Trading Manager, any Trading Manager Principal (as hereinafter defined) or the Trading Company is or was a party, or to which any of the assets of the Trading Manager or the Trading Company is or was subject; and neither the Trading Manager nor any of the principals, as defined in CFTC Reg. 4.10 under the CEAct of the Trading Manager (“Trading Manager Principals”) has received any notice of an investigation by the NFA, CFTC or any other administrative or self-regulatory organization, whether U.S. or foreign, regarding non-compliance by the Trading Manager or the Trading Manager Principals or the Trading Company with the CEAct, the Securities Act of 1933, as amended, or any other applicable laws which are material to an investor’s decision to invest in a Member;

(xi) The Trading Manager and the Trading Manager Principals have all federal, state and foreign governmental, regulatory and exchange approvals and licenses, and have effected all filings and registrations with federal, state and foreign governmental agencies required to conduct their business and to act as described in the Offering Memoranda or required to perform their obligations under this Agreement (including, without limitation, registration as a commodity pool operator under the CEAct and membership in the NFA as a commodity pool operator) and will maintain all such required approvals, licenses, filings and registrations for the term of this Agreement. The Trading Manager’s principals identified in the Offering Memoranda are all of the Trading Manager Principals;

(xii) The Trading Company is and shall remain in compliance in all respects with all laws, rules, regulations and orders of any government, governmental agency or self-regulatory organization applicable to its business as described in the Offering Memoranda and this Agreement;

(xiii) The assets of the Trading Company do not and shall not constitute “plan assets” for the purpose of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended; and

(xiv) The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Manager shall promptly notify the Trading Advisor of the nature of such event.

(b) Covenants of the Trading Manager and the Trading Company. The Trading Manager and the Trading Company covenants and agrees that:

(i) The Trading Manager and the Trading Company shall maintain all registrations and memberships necessary for the Trading Manager and the Trading Company to continue to act as described herein and in the Offering Memoranda and to all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Manager and the Trading Company’s ability to act as described herein and in the Offering Memoranda;

(ii) The Trading Manager and the Trading Company shall inform the Trading Advisor immediately as soon as the Trading Manager, the Trading Company or any of their principals becomes the subject of any lawsuit, investigation, claim, or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting the business of the Trading Manager or the Trading Company. The Trading Manager and the Trading Company shall also inform the Trading Advisor immediately if the Trading Manager or the Trading Company or any of their officers become aware of any material breach of this Agreement by the Trading Manager or the Trading Company; and

(iii) The Trading Company and the Trading Manager will furnish to the Trading Advisor copies of the Offering Memoranda, and all amendments and supplements thereto, in each case as soon as available and will ensure that the Members do not use any such amendments or supplements as to which the Trading Advisor in writing has reasonably objected.

11.	Merger or Transfer of Assets.

The Trading Manager, Trading Company or the Trading Advisor may merge or consolidate with, or sell or otherwise transfer its business, or all or a substantial portion of its assets, to any entity upon written notice to the other parties. With regard to the Trading Advisor in case such aforementioned event occurs, the Trading Manager and the Trading Company acknowledge and agree that the Trading Advisor will notify them about such event simultaneously with notifying the other clients of the Trading Advisor.

12.	Complete Agreement.

This Agreement including the Exhibits hereto constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought.

13.	Assignment.

Subject to Section 11, hereof, this Agreement may not be assigned, transferred by operation of law, change in control or otherwise, by any party hereto without the express prior written consent of the other parties hereto.

14.	Amendment.

This Agreement may not be amended except by the written consent of the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealings between the parties, from any failure by any party to assert its rights hereunder or any occasion or series of occasions.

15.	Severability.

The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

16.	Closing Certificates.

(a) The Trading Advisor shall, at the Members’ initial closing and at the request of the Trading Manager at any monthly closing (as described in the Offering Memoranda), provide the following:

(i) To the Trading Manager, the Trading Company and the Members, a certificate, dated the date of any such closing and in form and substance satisfactory to such parties, to the effect that;

(A) the representations and warranties by the Trading Advisor in this Agreement are true, accurate, and complete on and as of the date of the closing, as if made on the date of the closing; and

(B) the Trading Advisor has performed all of its obligations and satisfied all of the conditions on its part to be performed or satisfied under this Agreement, at or prior to the date of such closing.

(ii) To the Trading Manager, the Trading Company and the Members, a report as of the closing date which shall present, for the period from the date after the last day covered by the historical performance records in the Offering Memoranda to the latest practicable day before closing, figures which shall be a continuation of such historical performance records and which shall certify that such figures are, to the best of such Trading Advisor’s knowledge, accurate in all material respects.

(b) The Trading Manager shall, at the Members’ initial closing and at the request of the Trading Advisor at any closing (as described in the Offering Memoranda), provide the following:

(i) To the Trading Advisor, a certificate, dated the date of such closing and in form and substance satisfactory to the Trading Advisor, to the effect that:

(A) the representations and warranties by the Trading Company and the Trading Manager in this Agreement are true, accurate, and complete on and as of the date of the closing as if made on the date of the closing;

(B) no order preventing or suspending the use of the Offering Memoranda has been issued by the CFTC, the Securities Exchange Commission, any state securities commission, or the NFA or other self-regulatory organization and no proceedings for that purpose shall have been instituted or are pending or, to the knowledge of the Trading Manager, are contemplated or threatened under the CEAct; and

(C) The Trading Company and the Trading Manager have performed all of their obligations and satisfied all of the conditions on their part to be performed or satisfied under this Agreement at or prior to the date of the closing.

17.	Inconsistent Filings.

If the Trading Advisor intends to file, to participate in the filing of, or to publish any description of the Trading Advisor, or of its respective principals or trading approaches that is materially inconsistent with those in the Disclosure Document, the Trading Advisor shall inform the Trading Manager of such intention and shall furnish copies of all such filings or publications at least ten Business Days prior to the date of filing or publication.

18.	Disclosure Documents.

(a) During the term of this Agreement, the Trading Advisor shall furnish to the Trading Manager promptly copies of all disclosure documents filed in final form with the NFA by the Trading Advisor. The Trading Manager and Trading Company each acknowledge receipt of the Trading Advisor’s disclosure document dated December 22, 2014 (the “Disclosure Document”).

(b) The Trading Manager and the Trading Company will not distribute or supplement any promotional material relating to the Trading Advisor unless the Trading Advisor has received reasonable prior notice of and a copy of such promotional material and has approved such material in writing.

19. Track Record. The track record and other performance information of the Members shall be the property of the Trading Manager and not the Trading Advisor; provided, however, that the Trading Advisor may report of the past performance of the Trading Company either on a stand alone basis or as part of a composite performance table as may be required by the CEAct, the rules of the CFTC and/or the rules or regulations of any relevant regulatory or self-regulatory body.

20.	Use of Name.

(a) The Trading Advisor hereby consents to the non-exclusive use by the Trading Company of (a) the name “Transtrend” as part of the name of the Trading Company as stated above and (b) the name “Transtrend” in any documentation regarding the Trading

Company, only so long as the Trading Advisor serves as a trading advisor to the Trading Company. For so long as the name of the Trading Company includes “Transtrend,” any change of the name of the Trading Company shall only be made with prior written consent of the Trading Advisor, which consent shall not be unreasonably withheld. Each of the Trading Company and the Trading Manager agree to indemnify and hold harmless the Trading Advisor, its shareholders, partners, directors, officers, affiliates, employees and agents from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, which may arise out of the Trading Company’s or the Trading Manager’s misuse of the name “Transtrend” or out of any breach of, or failure to comply with, this Section 20.

(b) Upon termination of this Agreement, the Trading Company, at its expense, as promptly as practicable: (i) shall take all necessary action to cause the Offering Memoranda and organizational documents of the Trading Company to be amended in order to eliminate any reference to “Transtrend” (except to the extent required by law, regulation or rule); and (ii) shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “Transtrend” or any name, mark or logo type derived from it or similar to it (except to the extent required by law, regulation or rule).

21.	Notices.

All notices required to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, by facsimile on receipt confirmation, by email followed by delivery of an original, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second business day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Trading Company:

Morgan Stanley Smith Barney TT II, LLC

c/o Ceres Managed Futures LLC

522 Fifth Avenue

New York, NY 10022

United States of America

Attn: Patrick Egan

Facsimile: 212-296-6808

Email: Patrick.Egan@morganstanley.com

if to the Trading Manager:

Ceres Managed Futures LLC

522 Fifth Avenue

New York, NY 10022

United States of America

Attn: Patrick Egan

Facsimile: 212-296-6808

Email: Patrick.Egan@morganstanley.com

With a copy to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

United States of America

Attn: Timothy P. Selby, Esq.

Facsimile: (212) 210-9444

Email: timothy.selby@alston.com

if to the Trading Advisor:

TRANSTREND B.V.

P.O. Box 444, 3000 AK Rotterdam

The Netherlands

Attn: Managing Directors

Facsimile: +31-10-4532750

Email: notices@transtrend.com

22.	Continuing Nature of Representations Warranties and Covenants: Survival.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

23.	Third-Party Beneficiaries.

Each of the Members shall be a third-party beneficiary of the applicable provisions of this Agreement. The respective directors, officers, principals, managers, members, shareholders, employees and controlling persons of the Trading Advisor, the Trading Company, and the Trading Manager, and their Affiliates shall be third party beneficiaries of the applicable provisions of Section 7 of this Agreement.

24.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. If any action or proceeding shall be brought by a party to this Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any Federal court sitting in the County, City and State of New York. Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any federal court sitting in the County, City and State of New York.

25.	Remedies.

In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor, Trading Manager and Trading Company each agree not to seek any prejudgment equitable or ancillary relief. The Trading Advisor, Trading Manager and Trading Company each agree that its sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement, except that any of the parties may seek a declaratory judgment with respect to the indemnification provisions of this Agreement.

26.	Headings.

Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

27.	Successors.

This Agreement including the representations, warranties and covenants contained herein shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

28.	Counterparts.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered either in hard copy originals or in scanned copies which in either case shall constitute a valid agreement among the parties.

29.	Waiver of Breach.

The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party. The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

MORGAN STANLEY SMITH BARNEY TT II, LLC By Ceres Managed Futures LLC, Trading Manager

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Chairman of the Board
Date: December 15, 2015

CERES MANAGED FUTURES LLC

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Chairman of the Board
Date: December 15, 2015

TRANSTREND B.V.

By	/s/ J.P.A van den Broek
Name:	J.P.A van den Broek
Title:	Managing Director
Date:	17 December 2015

By	/s/ A.P. Honig
Name:	A.P. Honig
Title:	Executive Director
Date:	17 December 2015

EXHIBIT A

Morgan Stanley Managed Futures

MSC Fund Operations Procedures

Following is a list of abbreviations used in this Exhibit A:

•	“Administrator” is SS&C Technologies, a corporation incorporated under the laws of the State of Delaware, currently doing business as SS&C GlobeOp.

•	“Fund(s)” refers to Morgan Stanley Managed Futures Funds that utilize MS&Co as a clearing commodity broker.

•	“Futures” is used to identify exchange traded futures, or forward contracts, and options on the same, that are cleared through a clearing house.

•	“FX” is used to identify non-exchange traded forward currency contracts, and options on the same, which are settled directly between the principals of the trades.

•	“MSC” is MS&Co. (the Clearing Commodity Broker or FX Counterparty, as appropriate).

•	“MS&Co” is Morgan Stanley & Co. LLC. a subsidiary of Morgan Stanley (the Clearing Commodity Broker or FX (Non-Options) Counterparty as appropriate).

•	“Trading Manager” shall mean Ceres Managed Futures LLC.

FUND ACCOUNTS:

Account Configuration

•	Futures and Futures Options Trading - For each CTA trading program two Fund trading accounts will be assigned. A MS&Co segregated account, prefix 052. A MS&Co secured account, prefix 05A.

•	FX (Non-Options) Trading - One Fund account for each CTA trading program will be assigned at MS&Co, prefix 058. The CTA would need to request additional FX accounts and receive approval from the Trading Manager.

Statements

•	Futures – The CTA should contact MSC Futures Ops regarding access to Fund futures account statements.

•	FX – The CTA should contact MSC FX Ops regarding access to Fund FX account statements.

FX TRADING:

FX Order Execution

•	FX trading of the Funds must be executed through the MSC FX Desk, unless the Trading Manager otherwise agrees in a form acceptable to the Trading Manager. The CTA should contact the MSC FX Desk for information on trade execution procedures.

EFP Order Execution

•	The CTA may utilize the MSC FX Desk to execute EFP transactions. The futures leg of an EFP will be subject to the futures brokerage fee. The CTA should contact the MSC FX Desk for information on EFP trade execution procedures.

Foreign Currency Conversions

•	The CTA is responsible for conversion into US dollars of all Fund foreign currency balances created as a result of futures and/or FX trading. The CTA, at its own discretion, should place conversion orders directly to the MSC FX Desk or with MSC Futures Ops.

FUTURES TRADING:

Order Execution Service

•	The MSC Futures Desk can provide the CTA with order execution facilities. The CTA should contact MSC Futures for information on trade execution procedures.

“Give Up” Order Execution

•	The CTA shall ensure that a “give-up” execution agreement is in place prior to the execution of any trade through a floor broker in accordance with this Agreement or as otherwise provided in writing to the CTA by the Trading Manager.

•	On exchanges allowing “give up” execution, the CTA may have orders executed away from MSC and give up trades to MSC for clearing. The CTA should contact Futures Ops for information on trade “give up” procedures. The CTA should ensure that Executing Brokers give trades up on a timely basis. The CTA should ensure that Executing Brokers make timely payment on price adjustments, when applicable. For futures trades at exchanges where give-up execution is not allowed, the CTA must use the execution facilities provided by the Clearing Commodity Broker.

“Give Up” Agreements

•	The CTA may authorize payment of an execution service fee (“Give-Up Fee”) only to the Executing Broker that directly gives up the futures trade to the Clearing Commodity Broker for such clearance.

•	The trader version FIA/FOA uniform “give up” agreement is the acceptable form for futures “give ups”. The LME trader version FIA/FOA uniform “give up” agreement is the acceptable form for futures “give ups” on the LME. The trader version FIA/FOA EFP agreement is the acceptable form for EFP “give ups”.

“Give Up” Execution Payment

•	Give-Up Fee Bills will be processed by MSC Futures Ops.

•	The CTA shall provide that information which may reasonably be requested by the Trading Manager to verify the Give-Up Fees processed by MSC Futures Ops.

ACCOUNT MAINTENANCE:

Trade Allocations

•	The CTA is responsible for determining the trade allocation procedure for Fund trading accounts, in accordance with CFTC regulations. The CTA should ensure that procedures were followed correctly, and that trades are booked accordingly in Fund accounts.

Trade Reporting; (Futures)

•	The CTA is responsible for reporting all trades to MSC Futures Ops on a timely basis to facilitate clearing and reduce operational risk. The CTA should contact MSC Futures Ops and/or the Administrator for additional information.

Daily Trade Checkout

•	The CTA is responsible for daily, end of trading day, checkout of all trades (including currency conversion trades) with MSC Futures and FX Ops. The CTA should contact MSC Futures and FX Ops to determine specific checkout procedures.

Daily Statement Reconciliation

•	The CTA is responsible for daily statement trade activity and position balancing with MSC Futures and FX Ops and the Administrator. The CTA should contact MSC Futures and FX Ops and the Administrator to determine specific balancing procedures.

Monitoring of Delivery Periods and Option Expirations

•	The CTA is responsible for monitoring delivery periods (first notice dates and last trade dates), position limits, option expirations (option expiration and last trade dates), and forward settlement and/or maturity dates.

•	The CTA should take appropriate actions to ensure that futures contracts do not result in delivery.

•	The CTA should ensure that their intentions regarding any open option positions, at the time of expiration, have been communicated appropriately to the MSC Futures Ops areas. Contact MSC Futures Ops for specific communication procedures.

Margin Maintenance and Cash Transaction (Journal) Reconciliation

•	The Trading Manager, in conjunction with the Administrator, is responsible for balancing of all journal entries in all Fund accounts and for ensuring the requisite corrective action is taken for each reconciling item.

•	The Trading Manager is responsible for maintaining equity (and/or collateral) in amounts sufficient to meet Fund margin requirements in the MSC Futures accounts.

TRADING LEVEL NOTIFICATION:

•	For new trading allocations, the Trading Manager will provide notification to the CTA of trading authorization and the trading commencement date, along with notification of the initial trading level.

•	Thereafter, notification of estimated monthly net additions/withdrawals will be distributed by the Trading Manager. On the second to last business day of each month a preliminary estimate will be provided. On the first business day of each month a final estimate will be given. Any material adjustment (1% of account equity) from the final estimate to the actual will be provided. Notification will be made via fax or email and the CTA will be asked to acknowledge receipt via fax or email. Questions regarding this procedure can be directed to the Trading Manager.

•	Subsequent to a Fund’s monthly closing, actual additions and withdrawals will be processed via journal entry in the Fund’s MSC Futures account.

•	Any other trading level/asset allocation changes will be communicated in writing from the Trading Manager.

FUND ACCOUNTING:

Net Asset Value Calculation

•	The Administrator is responsible for determination of daily NAV estimates for the Funds.

•	The Administrator will determine the actual month end NAV of a Fund during the monthly closing process.

•	The Trading Manager supervises and oversees the activities of the NAV Calculation as determined by the Administrator.

Brokerage Commission and Transaction Fees

•	Brokerage commissions for each Fund will be charged in a manner consistent with the prospectus or offering memorandum. The CTA should contact the Trading Manager for additional information.

Fund Fee Processing

•	Fund interest and all Fund fees, exclusive of brokerage commissions and transaction fees, will be processed in the Fund’s MSC Futures account.

•	The Administrator, under the supervision of the Trading Manager, will determine fees due to the CTA during the monthly closing process and notify the CTA of the fees via support schedules as prepared by the Administrator. The CTA should provide contact information regarding fees to the Administrator and the Trading Advisor.

•	The Trading Manager will initiate payment of fees to the CTA via wire transfer. The CTA should provide wire instructions to the Trading Manager.

ERROR POLICY:

•	Subject to Section 7(a) of this Agreement, the provisions of Section 2(d) of this Agreement shall be interpreted to mean that the benefit of profitable trading errors made by the CTA when trading on behalf of the Funds shall be awarded to the Funds, whereas the detriment of unprofitable trading errors made by the CTA when trading on behalf of the Funds must be borne by the CTA.

BORROWING:

The CTA shall not use borrowed money to leverage any trades, unless otherwise approved by the Trading Manager.

EXHIBIT B

FUTURES INTERESTS TRADED

Exchange	Sector	Contract name	Bloomberg ticker
Australian Securities Exchange	Equity Related	SPI 200	XP INDEX
Australian Securities Exchange	Interest Rates	ASX 30-DAY INTERBANK CASH RATE	IB COMDTY
Australian Securities Exchange	Interest Rates	AUSSIE 10-YR T-BOND	XM COMDTY
Australian Securities Exchange	Interest Rates	AUSSIE 3-YR T-BOND	YM COMDTY
Australian Securities Exchange	Interest Rates	AUSSIE BANK BILL	IR COMDTY
Australian Securities Exchange	Interest Rates	NZ BANK BILL	ZB COMDTY
Borsa Istanbul	Currencies	USD / TURKISH LIRA (TURKDEX)	A1 CURNCY
Borsa Istanbul	Equity Related	BIST NATIONAL 30 INDEX	A5 INDEX
Borsa Italiana	Equity Related	FTSE MIB	ST INDEX
Borsa Italiana	Equity Related	MINI FTSE MIB	SW INDEX
Bursa Malaysia	Commodities	CRUDE PALM OIL	KO COMDTY
Bursa Malaysia	Equity Related	FTSE BURSA MALAYSIA KLCI	IK INDEX
Chicago Board of Trade	Commodities	BLOOMBERG COMMODITY INDEX	DN INDEX
Chicago Board of Trade	Commodities	CHICAGO SOFT RED WINTER WHEAT	W COMDTY
Chicago Board of Trade	Commodities	CORN	C COMDTY
Chicago Board of Trade	Commodities	ETHANOL (CBOT)	DL COMDTY
Chicago Board of Trade	Commodities	OATS	O COMDTY
Chicago Board of Trade	Commodities	ROUGH RICE	RR COMDTY
Chicago Board of Trade	Commodities	SOYBEAN MEAL	SM COMDTY
Chicago Board of Trade	Commodities	SOYBEAN OIL	BO COMDTY
Chicago Board of Trade	Commodities	SOYBEANS	S COMDTY
Chicago Board of Trade	Equity Related	MINI DOW JONES INDEX	DM INDEX
Chicago Board of Trade	Interest Rates	30-DAY FEDERAL FUNDS	FF COMDTY
Chicago Board of Trade	Interest Rates	US 10-YR INTEREST RATE SWAP	CNP COMDTY
Chicago Board of Trade	Interest Rates	US 10-YR T-NOTE	TY COMDTY
Chicago Board of Trade	Interest Rates	US 2-YR T-NOTE	TU COMDTY
Chicago Board of Trade	Interest Rates	US 30-YR INTEREST RATE SWAP	CBP COMDTY
Chicago Board of Trade	Interest Rates	US 30-YR T-BOND	US COMDTY
Chicago Board of Trade	Interest Rates	US 5-YR INTEREST RATE SWAP	CFP COMDTY
Chicago Board of Trade	Interest Rates	US 5-YR T-NOTE	FV COMDTY
Chicago Board of Trade	Interest Rates	US ULTRA T-BOND	WN COMDTY
Chicago Board Options Exchange	Equity Related	S&P 500 VOLATILITY INDEX	UX INDEX
Chicago Mercantile Exchange	Commodities	CASH SETTLED CHEESE	CHE COMDTY
Chicago Mercantile Exchange	Commodities	CLASS III - MILK	DA COMDTY
Chicago Mercantile Exchange	Commodities	FEEDER CATTLE	FC COMDTY
Chicago Mercantile Exchange	Commodities	LEAN HOGS	LH COMDTY
Chicago Mercantile Exchange	Commodities	LIVE CATTLE	LC COMDTY
Chicago Mercantile Exchange	Commodities	LUMBER	LB COMDTY
Chicago Mercantile Exchange	Commodities	S&P GOLDMAN SACHS COMM. INDEX	GI INDEX
Chicago Mercantile Exchange	Currencies	AUSSIE / CANADIAN (IMM)	AC CURNCY
Chicago Mercantile Exchange	Currencies	AUSSIE / KIWI (IMM)	AN CURNCY
Chicago Mercantile Exchange	Currencies	AUSSIE / YEN (IMM)	AJ CURNCY
Chicago Mercantile Exchange	Currencies	AUSTRALIAN DOLLAR / USD	AD CURNCY
Chicago Mercantile Exchange	Currencies	BRAZILIAN REAL / USD (IMM)	BR CURNCY
Chicago Mercantile Exchange	Currencies	BRITISH POUND / USD	BP CURNCY
Chicago Mercantile Exchange	Currencies	CANADIAN DOLLAR / USD	CD CURNCY
Chicago Mercantile Exchange	Currencies	CANADIAN DOLLAR / YEN (IMM)	CY CURNCY
Chicago Mercantile Exchange	Currencies	CHINESE RENMINBI / EURO	DP CURNCY
Chicago Mercantile Exchange	Currencies	CHINESE RENMINBI / USD (IMM)	DO CURNCY
Chicago Mercantile Exchange	Currencies	CZECH KORUNA / EURO (IMM)	EX CURNCY
Chicago Mercantile Exchange	Currencies	CZECH KORUNA / USD (IMM)	CC CURNCY
Chicago Mercantile Exchange	Currencies	EURO / AUSSIE (IMM)	EA CURNCY
Chicago Mercantile Exchange	Currencies	EURO / CANADIAN DOLLAR	CA CURNCY
Chicago Mercantile Exchange	Currencies	EURO / NORWEGIAN KRONE (IMM)	EN CURNCY
Chicago Mercantile Exchange	Currencies	EURO / STERLING (IMM)	RP CURNCY
Chicago Mercantile Exchange	Currencies	EURO / SWEDISH KRONA (IMM)	EW CURNCY
Chicago Mercantile Exchange	Currencies	EURO / SWISS FRANC (IMM)	RF CURNCY
Chicago Mercantile Exchange	Currencies	EURO / TURKISH LIRA (IMM)	TRR CURNCY
Chicago Mercantile Exchange	Currencies	EURO / USD	EC CURNCY
Chicago Mercantile Exchange	Currencies	EURO / YEN (IMM)	RY CURNCY
Chicago Mercantile Exchange	Currencies	HUNGARIAN FORINT / EURO (IMM)	EL CURNCY
Chicago Mercantile Exchange	Currencies	HUNGARIAN FORINT / USD (IMM)	HE CURNCY
Chicago Mercantile Exchange	Currencies	ISRAELI SHEKEL / USD (IMM)	IS CURNCY
Chicago Mercantile Exchange	Currencies	JAPANESE YEN / USD	JY CURNCY
Chicago Mercantile Exchange	Currencies	KOREAN WON / USD (IMM)	KO CURNCY
Chicago Mercantile Exchange	Currencies	MEXICAN PESO / USD	PE CURNCY
Chicago Mercantile Exchange	Currencies	NEW ZEALAND DOLLAR / USD	NV CURNCY
Chicago Mercantile Exchange	Currencies	NORWEGIAN KRONE / USD (IMM)	NO CURNCY
Chicago Mercantile Exchange	Currencies	POLISH ZLOTY / EURO (IMM)	EI CURNCY
Chicago Mercantile Exchange	Currencies	POLISH ZLOTY / USD (IMM)	PP CURNCY
Chicago Mercantile Exchange	Currencies	RUSSIAN RUBLE / USD (IMM)	RU CURNCY
Chicago Mercantile Exchange	Currencies	SOUTH AFRICAN RAND / USD (IMM)	RA CURNCY
Chicago Mercantile Exchange	Currencies	STERLING / SWISS (IMM)	PS CURNCY
Chicago Mercantile Exchange	Currencies	STERLING / YEN (IMM)	PJ CURNCY

Exchange	Sector	Contract name	Bloomberg ticker
Chicago Mercantile Exchange	Currencies	SWEDISH KRONA / USD (IMM)	SE CURNCY
Chicago Mercantile Exchange	Currencies	SWISS / YEN (IMM)	SJ CURNCY
Chicago Mercantile Exchange	Currencies	SWISS FRANC / USD	SF CURNCY
Chicago Mercantile Exchange	Currencies	USD / CHILEAN PESO	CHL CURNCY
Chicago Mercantile Exchange	Currencies	USD / TURKISH LIRA (IMM)	TUR CURNCY
Chicago Mercantile Exchange	Equity Related	E-MINI NASDAQ 100	NQ INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 400 MIDCAP	FA INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500	ES INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 CONSUM. DISCR.	IXY INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 CONSUM. STAPLES	IXR INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 ENERGY	IXP INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 FINANCIAL	IXA INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 HEALTH CARE	IXC INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 INDUSTRIAL	IXI INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 MATERIALS	IXD INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 TECHNOLOGY	IXT INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P 500 UTILITIES	IXS INDEX
Chicago Mercantile Exchange	Equity Related	E-MINI S&P SMALLCAP 600	GN INDEX
Chicago Mercantile Exchange	Equity Related	NIKKEI 225 ($-DENOMINATED)	NX INDEX
Chicago Mercantile Exchange	Equity Related	NIKKEI 225 (Y-DENOMINATED)	NH INDEX
Chicago Mercantile Exchange	Equity Related	S&P 500	SP INDEX
Chicago Mercantile Exchange	Interest Rates	1-MONTH LIBOR	EM COMDTY
Chicago Mercantile Exchange	Interest Rates	EURODOLLAR	ED COMDTY
Commodity Exchange	Commodities	GOLD	GC COMDTY
Commodity Exchange	Commodities	HIGH GRADE COPPER	HG COMDTY
Commodity Exchange	Commodities	SILVER	SI COMDTY
Dubai Mercantile Exchange	Commodities	OMAN CRUDE OIL	OQA COMDTY
ERIS Exchange	Interest Rates	US 10-YR SWAP FUTURE (ERIS)	LIY COMDTY
ERIS Exchange	Interest Rates	US 30-YR SWAP FUTURE (ERIS)	LIE COMDTY
ERIS Exchange	Interest Rates	US 5-YR SWAP FUTURE (ERIS)	LIW COMDTY
Eurex	Commodities	EUROPEAN PROCESSING POTATOES	FEP COMDTY
Eurex	Equity Related	DAX 30	GX INDEX
Eurex	Equity Related	EURO STOXX 50	VG INDEX
Eurex	Equity Related	EURO STOXX SELECT DIVIDEND	SDI INDEX
Eurex	Equity Related	MIDCAP DAX	MF INDEX
Eurex	Equity Related	SMI MID	S1 INDEX
Eurex	Equity Related	STOXX 50	VH INDEX
Eurex	Equity Related	STOXX EUROPE 600	SXO INDEX
Eurex	Equity Related	STOXX EUROPE LARGE 200	SXP INDEX
Eurex	Equity Related	STOXX EUROPE MID 200	SXR INDEX
Eurex	Equity Related	STOXX EUROPE SMALL 200	SXT INDEX
Eurex	Equity Related	STOXX600 BANKS	BJ INDEX
Eurex	Equity Related	STOXX600 INDUSTRIAL GOODS	QB INDEX
Eurex	Equity Related	STOXX600 INSURANCE	JV INDEX
Eurex	Equity Related	STOXX600 MEDIA	OM INDEX
Eurex	Equity Related	STOXX600 TRAVEL & LEISURE	QO INDEX
Eurex	Equity Related	STOXX600 UTILITIES	GP INDEX
Eurex	Equity Related	TECDAX	DP INDEX
Eurex	Equity Related	VSTOXX INDEX (VOLATILITY)	FVS INDEX
Eurex	Interest Rates	EURO-BOBL	OE COMDTY
Eurex	Interest Rates	EURO-BUND	RX COMDTY
Eurex	Interest Rates	EURO-BUXL	UB COMDTY
Eurex	Interest Rates	EURO-SCHATZ	DU COMDTY
Eurex	Interest Rates	FRENCH EURO-OAT LONG-TERM	OAT COMDTY
Eurex	Interest Rates	FRENCH EURO-OAT MID-TERM	BTA COMDTY
Eurex	Interest Rates	ITALIAN EURO-BTP LONG-TERM	IK COMDTY
Eurex	Interest Rates	ITALIAN EURO-BTP SHORT-TERM	BTS COMDTY
Eurex	Interest Rates	SWISS CONF. BOND	FB COMDTY
Euronext (Amsterdam)	Equity Related	AEX INDEX	EO INDEX
Euronext (Brussel)	Equity Related	BEL 20	BE INDEX
Euronext (Paris)	Commodities	EUROPEAN RAPESEED	IJ COMDTY
Euronext (Paris)	Commodities	MAIZE	EP COMDTY
Euronext (Paris)	Commodities	MILLING WHEAT NO.2	CA COMDTY
Euronext (Paris)	Equity Related	CAC 40	CF INDEX
European Energy Exchange	Commodities	ITALIAN BASELOAD QUARTERLY	TQT COMDTY
European Energy Exchange	Commodities	PHELIX BASELOAD MONTHLY	GI COMDTY
European Energy Exchange	Commodities	PHELIX BASELOAD QUARTERLY	GT COMDTY
European Energy Exchange	Commodities	PHELIX BASELOAD YEARLY	HP COMDTY
European Energy Exchange	Commodities	PHELIX PEAKLOAD QUARTERLY	HI COMDTY
Hong Kong Exchanges	Equity Related	HANG SENG	HI INDEX
Hong Kong Exchanges	Equity Related	HANG SENG CHINA ENTERPRISES	HC INDEX
Hong Kong Exchanges	Equity Related	MINI HANG SENG	HU INDEX
Hong Kong Exchanges	Equity Related	MINI HANG SENG CHINA ENTERPR.	MHC INDEX
ICE (LIFFE)	Commodities	COCOA (LONDON)	QC COMDTY

Exchange	Sector	Contract name	Bloomberg ticker
ICE (LIFFE)	Commodities	ROBUSTA COFFEE	DF COMDTY
ICE (LIFFE)	Commodities	WHEAT (LONDON)	QK COMDTY
ICE (LIFFE)	Commodities	WHITE SUGAR NO.5	QW COMDTY
ICE (LIFFE)	Equity Related	FTSE 100	Z INDEX
ICE (LIFFE)	Equity Related	FTSE 250 (SMALL)	YBY INDEX
ICE (LIFFE)	Interest Rates	EURIBOR	ER COMDTY
ICE (LIFFE)	Interest Rates	EURO 10-YR SWAPNOTE	P COMDTY
ICE (LIFFE)	Interest Rates	EURO 2-YR SWAPNOTE	RW COMDTY
ICE (LIFFE)	Interest Rates	EURO 5-YR SWAPNOTE	T COMDTY
ICE (LIFFE)	Interest Rates	EUROSWISS	ES COMDTY
ICE (LIFFE)	Interest Rates	LONG GILT	G COMDTY
ICE (LIFFE)	Interest Rates	MEDIUM GILT	WX COMDTY
ICE (LIFFE)	Interest Rates	SHORT GILT	WB COMDTY
ICE (LIFFE)	Interest Rates	SHORT STERLING	L COMDTY
ICE Futures US	Commodities	ARABICA COFFEE	KC COMDTY
ICE Futures US	Commodities	COCOA	CC COMDTY
ICE Futures US	Commodities	COTTON NO. 2	CT COMDTY
ICE Futures US	Commodities	ORANGE JUICE	JO COMDTY
ICE Futures US	Commodities	SUGAR NO. 11	SB COMDTY
ICE Futures US	Currencies	AUSSIE / KIWI (FINEX)	AR CURNCY
ICE Futures US	Currencies	AUSSIE / YEN (FINEX)	YA CURNCY
ICE Futures US	Currencies	AUSTRALIAN DOLLAR/USD (FINEX)	KAA CURNCY
ICE Futures US	Currencies	EURO / AUSSIE (FINEX)	KRA CURNCY
ICE Futures US	Currencies	EURO / CZECH KORUNA (FINEX)	EZ CURNCY
ICE Futures US	Currencies	EURO / HUNGAR. FORINT (FINEX)	HR CURNCY
ICE Futures US	Currencies	EURO / NORWEGIAN KRONE (FINEX)	KOL CURNCY
ICE Futures US	Currencies	EURO / STERLING (FINEX)	KGB CURNCY
ICE Futures US	Currencies	EURO / SWEDISH KRONA (FINEX)	KRP CURNCY
ICE Futures US	Currencies	EURO / SWISS FRANC (FINEX)	KRW CURNCY
ICE Futures US	Currencies	EURO / YEN (FINEX)	KEL CURNCY
ICE Futures US	Currencies	ISRAELI SHEKEL / USD	ISL CURNCY
ICE Futures US	Currencies	KIWI / YEN (FINEX)	ZQ CURNCY
ICE Futures US	Currencies	NORWEGIAN / SWEDISH (FINEX)	NJ CURNCY
ICE Futures US	Currencies	POLISH ZLOTY / EURO	PLE CURNCY
ICE Futures US	Currencies	POLISH ZLOTY / USD	PNL CURNCY
ICE Futures US	Currencies	STERLING / NORWEGIAN (FINEX)	ZK CURNCY
ICE Futures US	Currencies	STERLING / SWISS (FINEX)	YF CURNCY
ICE Futures US	Currencies	STERLING / YEN (FINEX)	YK CURNCY
ICE Futures US	Currencies	SWISS / YEN (FINEX)	KZY CURNCY
ICE Futures US	Currencies	TURKISH LIRA / EURO	RET CURNCY
ICE Futures US	Currencies	TURKISH LIRA / USD	TMR CURNCY
ICE Futures US	Currencies	US DOLLAR INDEX	DX CURNCY
ICE Futures US	Currencies	USD / CZECH KORUNA (FINEX)	VCA CURNCY
ICE Futures US	Currencies	USD / HUNGARIAN FORINT (FINEX)	VUA CURNCY
ICE Futures US	Currencies	USD / NORWEGIAN KRONE (FINEX)	KNT CURNCY
ICE Futures US	Currencies	USD / RAND (FINEX)	ZO CURNCY
ICE Futures US	Currencies	USD / SWEDISH KRONA (FINEX)	KXA CURNCY
ICE Futures US	Equity Related	MINI MSCI EAFE MARKETS INDEX	MFS INDEX
ICE Futures US	Equity Related	MINI MSCI EM. MARKETS INDEX	MES INDEX
ICE Futures US	Equity Related	MINI RUSSELL 1000	RM INDEX
ICE Futures US	Equity Related	MINI RUSSELL 2000	RTA INDEX
ICE Futures US	Equity Related	MSCI PAN-EURO MINI INDEX	MPP INDEX
ICE Futures US	Equity Related	RUSSELL 1000 GROWTH INDEX	RGA INDEX
ICE Futures US	Equity Related	RUSSELL 1000 VALUE INDEX	RVB INDEX
Inter Continental Exchange (Canada)	Commodities	CANOLA	RS COMDTY
Inter Continental Exchange (UK)	Commodities	BRENT CRUDE OIL	CO COMDTY
Inter Continental Exchange (UK)	Commodities	CARBON EMISSION	MO COMDTY
Inter Continental Exchange (UK)	Commodities	CERTIFIED EMISSION REDUCTION	CAR COMDTY
Inter Continental Exchange (UK)	Commodities	COAL API 2 (ROTTERDAM) MONTH	XA COMDTY
Inter Continental Exchange (UK)	Commodities	COAL API 2 (ROTTERDAM) QUARTER	XE COMDTY
Inter Continental Exchange (UK)	Commodities	COAL API 2 (ROTTERDAM) YEAR	TM COMDTY
Inter Continental Exchange (UK)	Commodities	COAL API 4 (RICH. BAY) MONTH	XO COMDTY
Inter Continental Exchange (UK)	Commodities	COAL API 4 (RICH. BAY) QUARTER	XS COMDTY
Inter Continental Exchange (UK)	Commodities	LOW SULPHUR GASOIL	QS COMDTY
Inter Continental Exchange (UK)	Commodities	UK NATURAL GAS (NBP) MONTH	FN COMDTY
Interbank	Currencies	EURO / HONG KONG DOLLAR (FWD)
Interbank	Currencies	EURO / INDIAN RUPEE (FWD)
Interbank	Currencies	EURO / INDONESIAN RUPIAH
Interbank	Currencies	EURO / ISRAELI SHEKEL
Interbank	Currencies	EURO / POLISH ZLOTY (FWD)
Interbank	Currencies	EURO / SINGAPORE DOLLAR (FWD)
Interbank	Currencies	EURO / TAIWANESE DOLLAR
Interbank	Currencies	EURO / TURKISH LIRA (FWD)
Interbank	Currencies	USD / ARGENTINE PESO (FWD)

Exchange	Sector	Contract name	Bloomberg ticker
Interbank	Currencies	USD / CHILEAN PESO (FWD)
Interbank	Currencies	USD / CHINESE RENMINBI (FWD)
Interbank	Currencies	USD / COLOMBIAN PESO (FWD)
Interbank	Currencies	USD / HONG KONG DOLLAR (FWD)
Interbank	Currencies	USD / INDIAN RUPEE (FWD)
Interbank	Currencies	USD / INDONESIAN RUPIAH (FWD)
Interbank	Currencies	USD / ISRAELI SHEKEL (FWD)
Interbank	Currencies	USD / MALAYSIAN RINGGIT (FWD)
Interbank	Currencies	USD / PERUVIAN NUEVO SOL (FWD)
Interbank	Currencies	USD / PHILIPPINE PESO (FWD)
Interbank	Currencies	USD / POLISH ZLOTY
Interbank	Currencies	USD / SINGAPORE DOLLAR (FWD)
Interbank	Currencies	USD / TAIWANESE DOLLAR (FWD)
Interbank	Currencies	USD / THAI BAHT (FWD)
Interbank	Currencies	USD / TURKISH LIRA (FWD)
Kansas City Board of Trade	Commodities	KC HARD RED WINTER WHEAT	KW COMDTY
London Metal Exchange	Commodities	ALUMINIUM	LA COMDTY
London Metal Exchange	Commodities	COPPER	LP COMDTY
London Metal Exchange	Commodities	LEAD	LL COMDTY
London Metal Exchange	Commodities	NICKEL	LN COMDTY
London Metal Exchange	Commodities	TIN	LT COMDTY
London Metal Exchange	Commodities	ZINC	LX COMDTY
Mercado Espanol de Futuros Financiero	Equity Related	IBEX 35	IB INDEX
Mercado Mexicano de Derivados	Equity Related	MEXICAN PRICE & QUOTE INDEX	IS INDEX
Minneapolis Grain Exchange	Commodities	MINNEAPOLIS WHEAT	MW COMDTY
Montreal Exchange	Equity Related	S&P CANADA 60	PT INDEX
Montreal Exchange	Interest Rates	CAN. 10-YR GVT. BOND	CN COMDTY
Montreal Exchange	Interest Rates	CAN. 5-YR GVT. BOND	XQ COMDTY
Montreal Exchange	Interest Rates	CAN. BANKERS ACCEPTANCE	BA COMDTY
Nasdaq OMX Commodities	Equity Related	OMX STOCKHOLM-30 INDEX	QC INDEX
New York Mercantile Exchange	Commodities	CRUDE OIL	CL COMDTY
New York Mercantile Exchange	Commodities	HENRY HUB NATURAL GAS	NG COMDTY
New York Mercantile Exchange	Commodities	NY HARBOR RBOB GASOLINE	XB COMDTY
New York Mercantile Exchange	Commodities	NY HARBOR ULSD	HO COMDTY
New York Mercantile Exchange	Commodities	PALLADIUM	PA COMDTY
New York Mercantile Exchange	Commodities	PLATINUM	PL COMDTY
Osaka Exchange	Equity Related	MINI NIKKEI 225 (OSAKA)	NO INDEX
Osaka Exchange	Equity Related	MINI TOPIX INDEX	TMI INDEX
Osaka Exchange	Equity Related	NIKKEI 225 (OSAKA)	NK INDEX
Osaka Exchange	Equity Related	TOPIX	TP INDEX
Osaka Exchange	Interest Rates	JP. 10-YR GVT. BOND (OSAKA)	JB COMDTY
Singapore Exchange	Commodities	IRON ORE CFR CHINA FUTURE	SCO COMDTY
Singapore Exchange	Commodities	SINGAPORE RUBBER (TSR20)	OR COMDTY
Singapore Exchange	Currencies	INDIAN RUPEE / USD (SGX)	XID CURNCY
Singapore Exchange	Currencies	KOREAN WON / USD (SGX)	XUW CURNCY
Singapore Exchange	Currencies	USD / SINGAPORE DOLLAR (SGX)	XSD CURNCY
Singapore Exchange	Equity Related	FTSE XINHUA CHINA A50 INDEX	XU INDEX
Singapore Exchange	Equity Related	MSCI INDONESIA	IDO INDEX
Singapore Exchange	Equity Related	MSCI SINGAPORE FREE INDEX	QZ INDEX
Singapore Exchange	Equity Related	MSCI TAIWAN INDEX (SGX)	TW INDEX
Singapore Exchange	Equity Related	NIKKEI 225 (SGX)	NI INDEX
Singapore Exchange	Equity Related	S&P CNX NIFTY (SGX)	IH INDEX
Singapore Exchange	Interest Rates	JP. 10-YR GVT. BOND (SGX/MINI)	BJ COMDTY
South African Futures Exchange	Equity Related	FTSE JSE TOP 40	AI INDEX
Taiwan Futures Exchange	Equity Related	TAIWAN ELECTRONIC INDEX	TE INDEX
Taiwan Futures Exchange	Equity Related	TAIWAN FINANCE INDEX	TB INDEX
Taiwan Futures Exchange	Equity Related	TAIWAN WEIGHTED INDEX	FT INDEX
Thailand Futures Exchange	Equity Related	MINI SET 50 INDEX	BC INDEX
Tokyo Commodity Exchange	Commodities	AZUKI/RED BEANS (TOKYO)	JE COMDTY
Tokyo Commodity Exchange	Commodities	CORN (TOKYO)	JC COMDTY
Tokyo Commodity Exchange	Commodities	CRUDE OIL (TOKYO)	CP COMDTY
Tokyo Commodity Exchange	Commodities	GASOLINE (TOKYO)	JV COMDTY
Tokyo Commodity Exchange	Commodities	GOLD (TOKYO)	JG COMDTY
Tokyo Commodity Exchange	Commodities	KEROSENE (TOKYO)	JX COMDTY
Tokyo Commodity Exchange	Commodities	PALLADIUM (TOKYO)	JM COMDTY
Tokyo Commodity Exchange	Commodities	PLATINUM (TOKYO)	JA COMDTY
Tokyo Commodity Exchange	Commodities	RUBBER (TOKYO)	JN COMDTY
Tokyo Commodity Exchange	Commodities	SILVER (TOKYO)	JI COMDTY
Tokyo Commodity Exchange	Commodities	US SOYBEANS (TOKYO)	JS COMDTY
Tokyo Financial Exchange	Interest Rates	EUROYEN (TIFFE)	YE COMDTY
Warsaw Stock Exchange	Equity Related	WIG 20	KRS INDEX

B-4